UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2015

MITEK SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35231	87-0418827
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification number)

8911 Balboa Ave., Suite B, San Diego, California 92123

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 309-1700

N/A

(Former name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 27, 2015, Bill K. Aulet was appointed to the Board of Directors of Mitek Systems, Inc. (the “Board”). In connection with his appointment to the Board, Mr. Aulet was granted an option to purchase 40,000 shares of Mitek Systems, Inc. (the “Company”) common stock which vest on the one year anniversary of the date of grant. As a non-employee director, Mr. Aulet will be entitled to receive the Company’s standard fees for his service as a member of the Board.

The Company intends to enter into its standard form of indemnification agreement with Mr. Aulet, a copy of which was filed as Exhibit 10.21 to the Company’s Form 10-K filed with the Securities and Exchange Commission on December 5, 2014 and is incorporated herein by reference.

On January 27, 2015, Gerald I. Farmer informed the Company of his decision to not stand for re-election to the Board at the 2015 annual meeting of stockholders of the Company (the “Annual Meeting”) and therefore Dr. Farmer will cease to be a member of the Board and the Board’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) and the Compensation Committee (the “Compensation Committee”) as of the date of the Annual Meeting. Dr. Farmer’s decision to not stand for re-election to the Board did not involve any disagreement with the other Board members or with management. Immediately following the Annual Meeting, Mr. Aulet will be appointed to the Nominating and Corporate Governance Committee and the Compensation Committee to fill the seats on such committees currently held by Dr. Farmer.

On January 27, 2015, the Company issued a press release, announcing the appointment of Mr. Aulet as a member of the Board, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued on January 27, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mitek Systems, Inc.

	By:	/s/ James B. DeBello
James B. DeBello
President and Chief Executive Officer
Date: January 27, 2015